Exhibit 99.1

Och-Ziff Capital Management Group LLC Declares Dividend on Class A Shares

NEW YORK, February 4, 2008 – Och-Ziff Capital Management Group LLC (the “Company”) (NYSE:OZM) announces that its Board of Directors has declared that the Company’s fourth-quarter 2007 dividend will be in the amount of $1.20 per Class A share, payable on or before February 15, 2008 to holders of record of Class A shares on December 31, 2007. The Company will announce the exact payment date when the date is determined.

Withholding Information

For U.S. federal income tax purposes, the dividend will be treated as a partnership distribution. Based on the best information currently available the Company estimates that, when calculating withholding taxes, 56 cents of the per share dividend will be treated as U.S. source dividend income, and 16 cents of the per share dividend will be treated as U.S. source interest income.

Non-U.S. holders of Class A shares are generally subject to U.S. federal withholding tax at a rate of 30% (subject to reduction by applicable treaty or other exception) on their share of U.S. source dividends and certain other types of U.S. source income realized by the Company. With respect to the interest, however, no withholding is generally required as a result of the portfolio debt exemption, provided that a proper certification (on an IRS Form W-8) of a beneficial owner’s foreign status has been filed with the withholding agent. In addition, non-U.S. holders must generally provide the withholding agent with a properly completed IRS Form W-8 to obtain any reduction in withholding.

About Och-Ziff Capital Management Group LLC

Och-Ziff Capital Management Group is one of the world’s largest institutional alternative asset managers with offices in New York, London, Hong Kong, Tokyo, Bangalore and Beijing. The Company’s funds seek to deliver consistent positive, risk-adjusted returns with a strong focus on risk management and capital preservation. The Company’s funds’ multi-strategy approach combines global investment strategies, including merger arbitrage, convertible arbitrage, equity restructuring, credit and distressed credit investments, private equity and real estate. As of February 1, 2008, the Company had approximately $33.0 billion in assets under management for over 700 investor relationships.

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Media Relations Contact:

Steve Bruce or Chuck Dohrenwend

The Abernathy MacGregor Group, for the Company

212-371-5999

Investor Relations Contact:

Tina Madon

Managing Director

Head of Investor Relations

212-719-7381

tina.madon@ozcap.com